Exhibit 99.1
F O R            I M M E D I A T E            R E L E A S E
N E W S

FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley, Jr.
Chairman, President and Chief Executive Officer
414-354-1500
David A. Baumgarten
Joining Bank Mutual as President
Milwaukee, Wisconsin
April 8, 2010
Bank Mutual (the “Bank”), a wholly-owned subsidiary of Bank Mutual Corporation (the “Company”), has appointed David A. Baumgarten as President of the Bank, effective as of April 12, 2010. Michael T. Crowley, Jr. will remain as Chairman and Chief Executive Officer of the Bank (although relinquishing the title of President) and as Chairman, Chief Executive Officer and President of the Company. Mr. Baumgarten was also elected to serve as a director of the Bank, effective as of the close of business on April 19, 2010.
Since 2001, Mr. Baumgarten has served as a senior banking executive with Associated Bank, including in the positions of Executive Vice President, Regional Banking and Regional President of Associated Bank’s Southeast region. Mr. Baumgarten also served as a director of Associated Bank and a director of Associated Financial Group, LLC (a subsidiary of Associated Bank).
From 1979 to 2001, Mr. Baumgarten served in various roles with U.S. Bank, including among other positions, as President and Chief Executive Officer of U.S. Bank, Wisconsin and as President and Chief Executive Officer of U.S. Bank, Colorado.

CORPORATE HEADQUARTERS
4949 West Brown Deer Road • P.O. Box 245034 • Milwaukee, Wisconsin 53224-9534 • Telephone 414-354-1500

Mr. Baumgarten currently serves on the boards of directors of the Metropolitan Milwaukee Association of Commerce, the Wisconsin Policy Research Institute, the Milwaukee Development Corporation, the Boys & Girls Club of Greater Milwaukee, the Greater Milwaukee Committee and the Advisory Board of the University of Wisconsin-Milwaukee School of Business.
“Dave comes to Bank Mutual with an extensive background in commercial banking and leadership. We look forward to having him as an integral part of our management team,” said Michael T. Crowley, Jr., Chairman, President and CEO of Bank Mutual Corporation.
Mr. Baumgarten said, “I’m excited about the opportunity to work with the team Mike has assembled at Bank Mutual and being a part of the company’s future success”.
Mr. Baumgarten earned his bachelor’s and master’s degrees in business administration from the University of Wisconsin-Madison.
Bank Mutual Corporation is traded on The NASDAQ Global Select MarketSM under the symbol “BKMU.” The Company is the fifth largest banking institution headquartered in the state of Wisconsin, with assets at December 31, 2009 of $3.5 billion. Its subsidiary bank, Bank Mutual, operates 78 offices in the state of Wisconsin and one office in Minnesota.
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